                                                                    EXHIBIT 99.1

                                                     Contact:
                                                                 Media Community
                                                                 ---------------
                                                                Christopher Wyse
                                                                    616-923-3417
                                          christopher_j_wyse@email.whirlpool.com

                                                            Investment Community
                                                            --------------------
                                                                    Tom Filstrup
                                                                    616-923-3189
                                           thomas_c_filstrup@email.whirlpool.com

              WHIRLPOOL BOARD ELECTS FETTIG PRESIDENT AND CHIEF
           OPERATING OFFICER AND NAMED TO BOARD; ENGSTROM AND BROWN
                         NAMED TO KEY EXECUTIVE POSTS

     BENTON HARBOR, Mich.-June 4, 1999-The board of directors of Whirlpool Corporation has elected Jeff M. Fettig president and chief operating officer. Fettig was also elected to the company's board of directors. The board also selected Bengt G. Engstrom, currently vice president, manufacturing and technology for Whirlpool Europe, to succeed Fettig as executive vice president and head of Whirlpool Europe and promoted Mark E. Brown to the position of executive vice president and chief financial officer. Brown is currently corporate vice president and controller. The changes are effective immediately.

     "These changes will help us extend, even further, our global leadership position in the appliance industry," said Whirlpool chairman and CEO David R. Whitwam. "We believe these changes will significantly enhance our ability to improve value creation by delivering innovative products and services under our great brands around the world."

     "These appointments also demonstrate the depth of the management talent we have at Whirlpool and are a result of our vigorous internal processes of leadership development and succession planning," Whitwam added.

     "Jeff Fettig has demonstrated his unique capabilities by successfully leading our significantly improved performance in Europe, which has led to Whirlpool's position as the number one brand of appliances in Europe," said

                                   - more -

[INSERT WHIRLPOOL CORPORATION LOGO]
                            Administrative Center, Benton Harbor, Michigan 49022

Whirlpool Board Elects Fettig - add one
---------------------------------------

Whitwam. "We have operated without a president and chief operating officer at our company for several years, but our growth and increasing complexity have created a need to fill this important position at this time. Jeff's breadth of experience in the Whirlpool organization and his demonstrated leadership capabilities make him eminently qualified to fill this important role."

     A native of Tipton, Ind., Fettig, 42, joined Whirlpool in 1981 in financial operations. He held a number of managerial positions in operations, sales, planning and product development before being promoted to vice president of marketing, KitchenAid, in July 1989. In 1990 he was named vice president of marketing for the Whirlpool Appliance Group in Whirlpool Europe. Two years later he returned to the United States and was appointed vice president of group marketing and sales, North American Appliance Group. He moved back to Europe as an executive vice president and president of Whirlpool Europe in 1994. Fettig holds a bachelor's degree in finance and a master of business administration degree from Indiana University.

     "Bengt Engstrom's broad experience in business, technology and manufacturing -- along with his extensive knowledge over 20 years of the European appliance industry -- position him well to provide the leadership Whirlpool Europe needs in the coming years," Whitwam said.

     Engstrom, 46, joined Whirlpool in 1988 as plant manager of Whirlpool Europe's Sweden facility. He was later named managing director of Whirlpool Sweden and a key leader for the company's microwave oven business in Europe. He was appointed vice president and general manager for Whirlpool's global microwave oven business in 1994, located in the United States. He was named to his current European position in 1997. Engstrom received a degree in mechanical engineering from the Royal Institute of Technology in Sweden.

                                   - more -

Whirlpool Board Elects Fettig - add two
---------------------------------------

     "Mark Brown's broad manufacturing, procurement, product management and international experiences, coupled with his extensive financial assignments, make him highly qualified and well-suited to serve as our CFO," added Whitwam. Brown, 48, joined Whirlpool in 1973 as an accountant. He later managed the company's Columbia, S.C. plant, served as controller for the North American Appliance Group, and vice president of procurement for North America. In 1991, Brown was named general manager of product management for North America and then moved to Hong Kong as chief financial officer for Whirlpool Asia. He was named corporate controller in 1997. A native of Peosta, Iowa, Brown holds a bachelor's degree from the University of Iowa.

     Brown succeeds Ralph F. Hake who has resigned from the company to pursue other opportunities. Hake joined Whirlpool in 1987 and held a variety of executive positions. He was named senior executive vice president and chief financial officer in 1997. "We appreciate the many contributions Ralph Hake made while at Whirlpool and wish him well in his future pursuits," said Whitwam.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries.

                                      ###